Exhibit 99.2
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Proxy Solicited By Telenor ASA
Re: Annual General Meeting of Shareholders of Open Joint Stock Company
“Vimpel-Communications” to be held on June 23, 2006

P
R
O
X
Y
The undersigned, an Owner of record as of the close of business of the registrar of Open Joint Stock Company “Vimpel-Communications” (the “Company”) at 6:00 pm Moscow time or 10:00 am New York time on May 5, 2006 of Level III American Depositary Receipts (each representing one quarter (1/4) of one common share in registered form, nominal value 0.005 rubles each) of the Company, issued under the Deposit Agreement dated as of November 20, 1996, among the Company, The Bank of New York, as Depositary (the “Depositary”), and the Owners of the American Depositary Receipts issued thereunder, hereby appoints Alan M. Miller, Arthur B. Crozier and Michael Brinn, and each of them, its proxies, with full power of substitution, and directs the proxies to cumulate the undersigned’s votes with respect to election as directors of the Company those nominees listed on the reverse side where no vote is specified, or where the box FOR BOTH NOMINEES is marked in Item 4 on the reverse side, in order to elect the maximum number of such nominees as believed possible under the then prevailing circumstances, and to convey such cumulative voting instructions to the Depositary in order to be voted at the Annual General Meeting of Shareholders of the Company to be held on June 23, 2006 or at any adjournments, postponements or reschedulings thereof. If the undersigned marks the box FOR ONE NOMINEE in Item 4 on the reverse side, all such votes will be cumulated for the nominee whose name is written on the reverse side in the space provided below such box and such instructions will be conveyed to the Depositary, as provided above.
The proxies are also directed to instruct the Depositary to vote as directed herein with respect to the other matters to come before the meeting.
This proxy revokes all prior proxies and all prior instructions to The Bank of New York, as Depositary, given by the undersigned.
(Continued and to be signed on the reverse side.)

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☒	Please mark your vote as in this example

4. Election of the Board of Directors

☐	FOR BOTH NOMINEES listed below		OR	☐	FOR ONE NOMINEE To vote for only one nominee, please write that Nominee’s name in the space below:
	Jo Lunder	Larry Zielke

Resolutions

		FOR	AGAINST	ABSTAIN
1.	Approval of the 2005 VimpelCom Annual Report	☐	☐	☐

2.	Approval of VimpelCom’s accounting statements, including the Profit and Loss Statement for 2005 (prepared in accordance with Russian statutory accounting principles)	☐	☐	☐

3.	Allocation of profits and losses resulting from 2005 operations, including non-payment of dividends to holders of common registered shares and payment of dividends for holders of preferred registered shares of type A	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	Election of the Audit Commision	☐	☐	☐

6.	Approval of External Auditors	☐	☐	☐

7.	Approval of compensation to the members of the Board of Directors	☐	☐	☐

8.	Approval of compensation to themembers of the Audit Commission	☐	☐	☐

Date	, 2006

ADR Owner Sign Here

Co-Owner Sign Here

Please note that the ADR Depositary’s deadline for receipt of voting instructions is June 20, 2006 at 12pm (noon) New York time. Please sign, date and return this form of proxy in the envelope provided as soon as possible.